Ex-99.9. a.i

SCHEDULE 6*

List of Series of Aberdeen Funds

Aberdeen Tax-Free Income Fund
Aberdeen Small Cap Fund
Aberdeen U.S. Equity Fund
Aberdeen Select Worldwide Fund
Aberdeen China Opportunities Fund
Aberdeen Developing Markets Fund
Aberdeen International Equity Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Financial Services Fund
Aberdeen Health Sciences Fund
Aberdeen Natural Resources Fund
Aberdeen Technology and Communications Fund
Aberdeen Global Utilities Fund
Aberdeen Optimal Allocations Fund: Defensive
Aberdeen Optimal Allocations Fund: Moderate
Aberdeen Optimal Allocations Fund: Moderate Growth
Aberdeen Optimal Allocations Fund: Growth
Aberdeen Optimal Allocations Fund: Specialty
Aberdeen Core Income Fund
Aberdeen Core Plus Income Fund
Aberdeen Asia Bond Institutional Fund
Aberdeen Global Fixed Income Fund
Aberdeen Global Small Cap Fund
Aberdeen International Equity Institutional Fund

*As most recently approved at the __________, 2009 Board Meeting.